CONSENT OF INDEPENDENT AUDITORS



We consent to the incorporation by reference in this Registration Statements on Form S-8 of our report dated March 2, 1998, with respect to the financial statements of Leak-X Environmental Corporation included in its annual report on Form 10-KSB for the year ended December 31, 1997.



/s/ Mazars & Guerard, LLP
Mazars & Guerard, LLP
Certified Public Accountants



New York, New York
March 30, 1998